EXHIBIT 8
Primary Operating Subsidiaries of Elbit Systems Ltd.

USA

- 100% Elbit Systems of America
  - 100% Fort Worth Operations (EFW)
  - 100% Merrimack Operations (Kollsman)
  - 100% Talladega Operations (IEI)
  - 100% San Antonio Operations (M7)
  - 100% Boca Raton Operations (RTL)
  - 50% VSI and RCEVS

ISRAEL

- 100% Elbit Systems Electro-Optics Elop
- 100% Elbit Systems Land and C4I
- 100% Elbit Systems EW and SIGINT Elisra
- 100% Elbit Security Systems
- 100% Elbit Systems Cyclone
- 100% Kinetics
- 50% SCD
- 50%* Tor
- 50% Opgal

EUROPE

- 100% Ferranti (United Kingdom)
- 100% UEL (United Kingdom)
- 100% European Subsidiary (Belgium)
- 100% European Subsidiary (Austria)
- 100% Romanian Subsidiaries (Romania)
- 100% Telefunken (Germany)
- 51% U-TacS (United Kingdom)

SOUTH AMERICA

- 100% Ares (Brazil)
- 75% AEL (Brazil)
  - 49%** Harpia (Brazil)

ASIA/OCEANIA

- 100% Elbit Systems of Australia (Australia)
- 26% HALBIT (India)
- 19% SESA (Korea)

(*)	As of February 28, 2014, Tor was owned 100% by the Company, but we are in process of transferring 50% of the ownership interest to Israel Aerospace Industries Ltd.

(**)	As of February 28, 2014, we are in process of transferring 9% of Harpia's ownership to Avibras Divisao Aerea e Naval S.A.